UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 1, 2012

Date of Report (Date of earliest event reported)

GALECTIN THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-32877	04-3562325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE

NEWTON, MASSACHUSETTS

02459

(Address of Principal Executive Offices) (Zip Code)

(617) 559-0033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2012, Galectin Therapeutics Inc. (the “Company”) entered into a five-year consulting agreement having an effective date of April 11, 2012 (the “Agreement”) with Scott L. Friedman, M.D., Professor of Medicine, Chief of the Division of Liver Disease and Dean of Therapeutic Discovery at the Mount Sinai School of Medicine. Under the Agreement, Dr. Friedman will advise the Company on its scientific programs, clinical trials and the landscape of therapies for liver fibrosis. In addition to payment for past consulting services, the Agreement provides that Dr. Friedman will be paid consulting fees up to $36,750 for 2012 and up to $25,000 per year for the term of the Agreement. Additionally, Dr. Friedman is entitled to equity compensation, subject to approval of the Company’s Board of Directors, comprised of 7,000 shares of the Company’s common stock and stock options to purchase 50,000 shares of the common stock, 20,000 of which vest as of the grant date and 6,000 on each of the five anniversaries of the grant date provided the Agreement is then in effect. The Agreement contains customary non-disclosure, trade secret, non-solicitation and work product protective provisions.

The foregoing description of the terms of the Agreement does not purport to be complete and is subject, and qualified in its entirely by reference, to the Agreement, a complete copy of which is herewith included as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Consulting Agreement between Galectin Therapeutics Inc. and Scott L. Friedman, M.D., dated April 30, 2012.

99.1	Press Release of Galectin Therapeutics Inc., dated May 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALECTIN THERAPEUTICS INC.

By:	/s/ Thomas A. McGauley
Thomas A. McGauley
Chief Financial Officer
Date: May 1, 2012

Exhibit Index

Exhibit Number

10.1	Consulting Agreement between Galectin Therapeutics Inc. and Scott L. Friedman, M.D., dated April 30, 2012.

99.1	Press Release of Galectin Therapeutics Inc., dated May 1, 2012.